Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Current Report on Form 8-K/A of Inverness Medical Innovations, Inc., event date June 26, 2007, to be filed on July 20, 2007 with the Securities and Exchange Commission and in Registration Statement Nos. 333-138919, 333-138889, 333-134574, 333-128017, 333-124461, 333-116659, 333-110715, 333-107288, 333-102577, 333-85658, and 333-87180 on Form S-3 and Registration Statement Nos. 333-144258, 333-139878, 333-128937, 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994 on Form S-8 of Inverness Medical Innovations, Inc. of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, included in Biosite Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Ernst & Young LLP
San Diego, California
July 16, 2007